Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This is a first amendment (“First Amendment”), effective as of this 27th day of September, 2007 (“Effective Date”), to that certain Executive Employment Agreement dated as of December 11, 2006 (“Employment Agreement”) entered into by and between West Marine, Inc. and West Marine Products, Inc. (collectively, the “Company”), and Thomas Moran (“Executive”).

WHEREAS, Company recognizes that the Executive’s contributions as the Chief Financial Officer to the growth and success of the Company have been substantial; and

WHEREAS, Company and Executive desire to amend certain provisions of the Employment Agreement in accordance with the terms set forth herein; and

WHEREAS, The Governance and Compensation Committee (“G&CC”) of the Company’s Board of Directors (“Board”), at a meeting duly called and held on August 1, 2007, reviewed and approved by resolution the terms of this First Amendment, subject to ratification of such action by the full Board; and

WHEREAS, The full Board, at a meeting duly called and held on August 3, 2007, ratified by resolution the actions taken by the G&CC and approved the terms of this First Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.	The foregoing recitals are incorporated herein by this reference.

2.	This First Amendment will be effective as of the Effective Date.

3.	All capitalized terms used but not defined herein shall have the same meaning ascribed to such term as in the Employment Agreement, as amended by this First Amendment.

4.	Section 5(f)(i)(D) of the Employment Agreement is modified by increasing from six (6) months to twelve (12) months the “Severance Period” referenced therein and wherever appearing throughout the Agreement.

5.	The following Section 5(f)(iii) is hereby added to the Agreement: Payment Mitigation. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause or by the Executive for Good Reason and if the Executive is entitled to severance payments pursuant to Section 5(f)(i) of this Agreement, then the Executive shall be required to mitigate the severance payments under this Agreement by seeking other comparable employment as promptly as practicable after the effective date of such termination. If, during the Severance Period, Executive earns or is paid compensation from a third party (whether by employment or by functioning as an independent contractor) including, without limitation, salary, consulting fees, signing bonuses, or other compensation income (collectively, “Mitigation Compensation”), then the Company’s obligation to pay the Executive any severance pay thereafter shall be reduced by the gross amount of such Mitigation Compensation paid to or earned by the Executive during the Severance Period. The Executive promptly agrees to notify the Company if he accepts any employment or enters into any service arrangement as described above that provides the Executive with such Mitigation Compensation. Company agrees that it shall pay to Executive the shortfall, if any, between the severance pay and the Mitigation Compensation earned or received by Executive during the Severance Period, which amount shall be paid at the same time as specified in Section 5(f)(i) above, subject to applicable withholding.

6.	Except as modified hereby, the Employment Agreement remains unmodified and in full force and effect.

7.	In the event of any conflict between the terms of the Employment Agreement and/or this First Amendment, the terms of this First Amendment will govern.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of the Effective Date.

COMPANY:

West Marine, Inc. and its Subsidiaries:

/s/ Peter Harris
By: Peter Harris, CEO & President

EXECUTIVE:

/s/ Thomas R. Moran
Thomas Moran